Exhibit 10.35

December 12, 2012

E. Kevin Hrusovsky

Dear Kevin,

The purpose of this letter is to summarize a change to the terms of your employment with PerkinElmer, Inc. ("the Company") effective as of December 7, 2012, as follows:

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The Company will assume the severance obligations of Caliper Life Sciences set forth in the Key Employee Change of Control and Severance Benefit Plan Amended and Restated as of December 8, 2010 between you and Caliper Life Sciences (the "Caliper Change of Control Agreement"), provided that, by signing below, you agree that (i) PerkinElmer's obligations under the Caliper Change of Control Agreement shall only apply as to the Change of Control (as defined in the Caliper Change of Control Agreement) created by the acquisition of Caliper Life Sciences by PerkinElmer, Inc. and shall not apply in connection with a change in control of the Company, and (ii) unless earlier terminated by mutual agreement, the Caliper Change of Control Agreement shall terminate and be of no further force or effect as of June 7, 2013. You agree that the Caliper Change of Control Agreement is amended to the extent required to reflect the foregoing.

Please indicate your agreement with the foregoing by signing below and returning to my attention at your earliest convenience.

Sincerely,

/s/ Robert F. Friel

Robert F. Friel
Chairman and CEO
PerkinElmer, Inc.

Agreed and accepted this 19th day of December, 2012.

/s/ E. Kevin Hrusovsky
E. Kevin Hrusovsky